EXHIBIT 10.1



March 10, 1997


Mr. Robert W. Best
Atmos Energy Corporation
P.O. Box 650205
Dallas, Texas 75265

Dear Mr. Best:

Atmos Energy Corporation (the "Company") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Subsection 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1997; provided, however, that commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than July 1 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such change in control occurred.








     2. Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 33 1/3% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (C) of this Subsection) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     (ii) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in







control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (i) a date which is six (6) months after the occurrence of such potential change in control of the Company, (ii) the termination by you of your employment by reason of Disability or Retirement (at your normal retirement age), as defined in Subsection 3(i), or (iii) the occurrence of a change in control of the Company.

     (iii) Notwithstanding any other provision of this Agreement, the definitions set forth in Sections 2(i) and (ii) above regarding _change in control of the Company_ and _potential change in control of the Company_ do not include, and shall not be deemed to include or be applicable to, the merger, or approval by the Company's shareholders of the merger, contemplated by the Agreement and Plan of Reorganization dated July 19, 1996, executed by and between the Company and United Cities Gas Company.

     3. Termination Following Change in Control. If any of the events described in Subsection 2(i) hereof constituting a change of control shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement, (B) by the Company for Cause, or (C) by you other than for Good Reason.

     (i) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for twelve (12) consecutive months, and within thirty
(30) days after written Notice of Termination (as defined in Subsection (iv) below) is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

     (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason, as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties,







or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

     (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of Paragraphs
(A), (E), (F), (G), or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

               (A)  the assignment to you of any duties
     inconsistent with your status as a senior executive officer of the Company or a substantial and adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company;

               (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

               (C)  the Company's requiring you to be based
     anywhere other than the offices at which you were based immediately prior to the change in control of the Company except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

               (D) the failure by the Company, without your consent, to pay to you any portion of your current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any







     person in control of the Company, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven
     (7) days of the date such compensation is due;

               (E) the failure by the Company to continue in effect any compensation plan, in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including, but not limited to, the Company's Retirement Plan, Employee Stock Ownership Plan, Supplemental Executive Benefits Plan and Excess Medical Expense Insurance Plan or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

               (F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control of the Company;

               (G)  the failure of the Company to obtain a
     satisfactory agreement from any successor to assume and agree to perform this Agreement; or

               (H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.








     (iv) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty
(30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated for any reason other than Disability, thirty (30) days after Notice of Termination is given.

     4. Compensation Upon Termination or During Disability. Following a change in control of the Company, as defined by Subsection 2(i), upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

          (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under any disability plan of the Company until this Agreement is terminated pursuant to Subsection 3(i) hereof. Thereafter, or in the event your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

     (ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary, and continue to provide you with life, disability, accident, health insurance and other benefits, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

     (iii)  If your employment by the Company shall be terminated
(a) by the Company other than for Cause, Retirement, death or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

               (A)  the Company shall pay you your full base







     salary, and continue to provide you with life, disability, accident, health insurance and other benefits, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below;

               (B) in lieu of any further salary payments to you for period subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to 2.99 times your "Base Amount", as defined in Section 280G of the Internal Revenue Code of 1986 as amended (the "Code").

               (C) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by you in connection with a change in control of the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (i) the Company, (ii) any person whose actions result in a change in control of the Company, or (iii) any person affiliated with the Company or such person) (all such payments and benefits including the Severance Payment, being hereinafter called _Total Payments_) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the _Excise Tax_), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax if, and only in the event that, the amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than the excess of (i) the amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which you would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors does not constitute a _parachute payment_ within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code); (iii) in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of your base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and







     (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

               (D) the Company also shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the Total Payments not to be, deductible by reason of Section 280G of the Code.

     (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise except as specifically provided in this Section 4.

      (v) In addition to all other amounts payable to you under this Section 4, you shall be entitled to all rights and benefits provided to you under the terms of any other plan or agreement between you and the Company.

     5. Letter of Credit Preceding Termination. In the event a potential change in control of the Company shall have occurred, the Company will promptly (and in no event more than seven (7) days thereafter) establish an irrevocable letter of credit (the "Letter of Credit") in your favor in an amount equal to the amount which would be payable to you pursuant to Subsection
4(iii) hereof as if you were immediately entitled to payment pursuant thereto, such Letter of Credit to be issued by a commercial bank which is not an affiliate of the Company, but which is a national banking association or established under the laws of one of the states of the United States, and which has equity in excess of $100 million (the "Bank"). The Letter of Credit shall be in form and substance reasonably satisfactory to you and the Company and will provide that the Bank shall pay you the amount of your draft, at sight, on presentation to the Bank of a statement, signed by you or your authorized representative, setting forth (i) a statement that pursuant to Subsection 4(iii) of this Agreement, you are entitled to payments of not less than the amount of such draft, and (ii) the Date of Termination of your employment. Each time you shall draw on th LLeetter of Credit, you shall provide the Commppaannyy wwith a copy of such draft and the accompanying statement referred to above. The Company







shall maintain the Letter of Credit in effect for a period of two years from the date on which it is issued; provided, however, that (i) if during any such two-year period any event shall occur which, pursuant to this Section 5, would have required the Company to establish a Letter of Credit had none then existed, then the Company shall maintain the Letter of Credit in effect for a period of two years following such event, unless further extended pursuant to this provision, and (ii) if a change in control of the Company shall occur, then the Company shall maintain the Letter of Credit in effect for a period of three years following such change in control. During the period in which a Letter of Credit is required to be maintained, the Company shall, at six-month intervals commencing with the date the Letter of Credit is established, calculate the amount which would be payable to you pursuant to Subsection 4(iii) hereof as if you were immediately entitled to payment pursuant thereto. If the amount exceeds the amount available to be drawn upon under the Letter of Credit then in effect, the Company shall promptly (and in no event later than seven (7) days thereafter) cause the amount payable under the Letter of Credit to be increased by the amount of such excess.

     The payment by the Bank of the amount of your draft in accordance with the terms hereof and of the Letter of Credit shall not constitute a waiver by the Company of, or in any way preclude the Company from asserting, any claim against you that you are not entitled to some or all of such payment. In addition, your drawing upon the Letter of Credit shall not constitute a waiver by you, or in any way preclude you from asserting, any claim against the Company that you are entitled to amounts pursuant to this Agreement which were not paid by amounts received under the Letter of Credit.

     6. Successors; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (ii)  This Agreement shall inure to the benefit of and be







enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

       9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11.  Arbitration.  Any dispute or controversy arising under







or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                   Sincerely,

                                   ATMOS ENERGY CORPORATION



                                   By---------------------
Agreed to this 10th
day of March, 1997.



--------------------
Glen A. Blanscet

























